Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096

Contact:   Ian Bailey
 (305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS THIRD QUARTER RESULTS

MIAMI – October 27, 2011 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today reported its third quarter 2011 results and updated its outlook for the remainder of the year.  Revenue yields, expenses and operating income all performed better than expected during the quarter.  As a result, year-over-year Net Income grew 14% to $399 million.  Included in third quarter results is an $0.08 per share charge in Other Income/(Expense) related to mark-to-market revaluations of the company’s fuel option portfolio.  For the full year, the company’s profit expectations have remained stable except for this revaluation charge and changes in currency exchange rates.

Key Highlights

●      Results For the Third Quarter 2011:

o	Net income was $399.0 million, or $1.82 per share, versus $350.2 million, or $1.61 per share, in 2010;

o	Net Yields increased 5.3% (2.6% on a Constant-Currency basis.) Net Cruise Costs per APCD (“NCC”) excluding fuel increased 2.5% (0.7% on a Constant-Currency basis.)

●      Full Year Guidance:

o
For the full year 2011, the company’s Constant-Currency Net Yield improvement expectations are essentially unchanged at 2% to 3%.  Including currency movements, full year Net Yields are expected to increase approximately 4%;

o	Full year 2011 EPS is expected to be within a range of $2.70 to $2.80, a $0.15 reduction from prior guidance primarily due to the strengthening of the U.S. Dollar and the fuel option revaluation loss.

●
2012 Outlook: Though economic uncertainty is elevated and it is still early in the booking cycle, 2012 demand thus far has been solid.  Booked load factors and pricing are both running ahead of this time last year, which supports the company’s expectation of continued yield accretion during 2012.

“It was gratifying to beat both our revenue and cost forecasts in the third quarter despite the turmoil in the worldwide financial markets,” said Richard D. Fain, chairman and chief executive officer.  Fain continued, “The strength of our brands, combined with the value of our product, provides us with a high degree of economic resilience, and both our 2011 results and our 2012 booking patterns validate this.”

Third Quarter 2011 Results
Royal Caribbean Cruises Ltd. today announced net income of $399.0 million, or $1.82 per share, versus $350.2 million, or $1.61 per share, in 2010.  Results include an $0.08 per share mark-to-market revaluation loss on the company’s WTI fuel option portfolio.  Absent the revaluation charge, third quarter earnings per share totaled $1.90.

Revenues improved to $2.3 billion in the third quarter of 2011 compared to $2.1 billion in the third quarter of 2010 as a result of capacity increases and yield improvements.  Net Yields for the third quarter of 2011 increased 5.3% (2.6% on a Constant-Currency basis).  The company experienced particularly strong demand for its Caribbean and Alaska products during the third quarter with both markets experiencing increases in excess of 15% in ticket yields and Alaska yields reaching a historical high.

Costs in the third quarter of 2011 remained under tight control with NCC excluding fuel increasing only 0.7% on a Constant-Currency basis (2.5% on an as-reported basis).

Bunker pricing for the third quarter was consistent with earlier calculations at $608 per metric ton and consumption was 333,000 metric tons.  During the quarter the company booked an $0.08 per share mark-to-market revaluation loss on its WTI fuel option portfolio.  This loss partially offsets the revaluation gains the company recorded earlier in the year.  As previously noted, these fuel options have been entered into for the purpose of protecting the company against spikes in oil prices.  However, the options are not treated as hedges for accounting purposes and therefore can cause swings in quarterly earnings.  Overall, they have been a successful strategy despite the swings they have caused.

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2011 Outlook
The company provided the following updates to its forward guidance:

Revenue:
Constant-Currency yield growth expectations for the year are unchanged at 2% to 3%.  Recent strengthening of the U.S. Dollar has reduced full year 2011 as-reported Net Yield expectations slightly to an increase of approximately 4%.  For the fourth quarter, the company expects Net Yields to increase 3% to 4% on both an as-reported and a Constant-Currency basis.  Close-in demand was strong in the third quarter, but the company does not anticipate this strength will continue for the seasonally weaker fourth quarter.

Expenses:
For the full year, the company expects NCC excluding fuel to increase 2% to 3% on an as-reported basis and 1% - 2% on a Constant-Currency basis.  The comparable figure for the fourth quarter is expected to be approximately 4% on an as-reported basis and 3% to 4% on a Constant-Currency basis.

Fuel Expense:
The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today’s fuel prices the company has included $204 million and $761 million of fuel expense in its fourth quarter 2011 and full year 2011 guidance, respectively.

Forecasted consumption is now 57% hedged via swaps for the remainder of 2011 and 55%, 47%, 30% and 20% for 2012, 2013, 2014 and 2015, respectively.  For the same five-year period, the average cost per metric ton of the remaining hedge portfolio is approximately $490, $520, $520, $575 and $580, respectively.

In addition to the above-mentioned fuel hedges, the company also utilizes fuel options to further protect against escalating fuel prices.  The company recently sold its options for 2012, which were at a strike price of $100 and will recognize an associated small gain in the fourth

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quarter. The remaining WTI fuel option portfolio consists of options expiring in 2013 at a strike price of $90 bbl that covers an estimated 11% of 2013 consumption.

The company provided the following fuel statistics for the fourth quarter and full year 2011:

FUEL STATISTICS	Fourth Quarter 2011	Full Year 2011
Fuel Consumption (metric tons)	344,000	1,317,000
Fuel Expenses	$204 Million	$761 Million
Percent Hedged (fwd consumption)	57%	57%
Impact of 10% change in fuel prices *	$9 million	$9 million
*excludes mark-to-market impact of fuel options.

In addition, based on the assumed fuel statistics above, the company provided the following guidance for the fourth quarter and full year 2011.

GUIDANCE	As-Reported	Constant-Currency
Fourth Quarter 2011
Net Yields	3% to 4%	3% to 4%
Net Cruise Costs per APCD	Approx. 6%	Approx. 6%
Net Cruise Costs per APCD, excluding Fuel	Approx. 4%	3% to 4%

Full Year 2011
Net Yields	Approx. 4%	2% to 3%
Net Cruise Costs per APCD	3% to 4%	2% to 3%
Net Cruise Costs per APCD, excluding Fuel	2% to 3%	1% to 2%

	Fourth Quarter 2011	Full Year 2011
EPS	$0.09 to $0.19	$2.70 to $2.80
Capacity Increase	7.3%	7.5%
Depreciation and Amortization	$180 to $185 million	$702 to $707 million
Interest Expense, net	$82 to $87 million	$357 to $362 million

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Exchange rates used in guidance calculations
EUR	$1.39
GBP CAD	$1.60 $1.00

Liquidity and Financing Arrangements
As of September 30, 2011, liquidity was $1.3 billion, including cash and the undrawn portion of the company’s unsecured revolving credit facilities.  Additionally, the company has committed unsecured financing on all of its remaining newbuilds.  The company noted that remaining debt maturities for 2011, 2012, and 2013 are $250 million, $600 million, and $1.6 billion, respectively.  The company expects that the combination of cash flows and existing liquidity are sufficient to meet these obligations without accessing the capital markets during this time period, but it will consider opportunistic actions.

Capital Expenditures and Capacity Guidance
Based on current ship orders, projected capital expenditures for 2011, 2012, 2013 and 2014 are $1.1 billion, $1.2 billion, $500 million and $1.1 billion, respectively.

Capacity increases for the same four years are 7.5%, 2.1%, 2.4% and 0.8%, respectively.

Conference Call Scheduled
The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company’s investor relations web site at www.rclinvestor.com.

Selected Operational and Financial Metrics

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period.  We use this measure to perform capacity and rate analysis to identify the main non-capacity drivers that cause our cruise revenues and expenses to vary.

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Constant-Currency
We believe Net Yields and Net Cruise Costs are our most relevant non-GAAP financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the United States dollar. Because our reporting currency is the United States dollar, the value of these revenues and expenses in US dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices is just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields and Net Cruise Costs on a “Constant-Currency” basis – i.e. as if the current period’s currency exchange rates had remained constant with the comparable prior period’s rates.  We calculate "Constant-Currency" by applying the average 2010 monthly exchange rates for each month of the period during 2010 to the results during the corresponding months in 2011, so as to calculate what the results would have been had exchange rates been the same throughout both periods.   It should be emphasized that the use of Constant-Currency is primarily used for comparing short-term changes and/or projections.

Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies significantly change the impact of the purely currency based fluctuations.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs and Net Cruise Costs Excluding Fuel
Net Cruise Costs and Net Cruise Costs Excluding Fuel represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs Excluding Fuel, fuel (each of which is described above under the Description of Certain Line Items heading).  In measuring our ability to control

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costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs Excluding Fuel to be the most relevant indicators of our performance.  A reconciliation of historical Gross Cruise Costs to Net Cruise Costs and Net Cruise Costs Excluding Fuel is provided below under Results of Operations.  We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs Excluding Fuel due to the significant uncertainty in projecting the costs deducted to arrive at these measures.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Net Debt-to-Capital
Net Debt-to-Capital is a ratio which represents total long-term debt, including the current portion of long-term debt, less cash and cash equivalents (“Net Debt”) divided by the sum of Net Debt and total shareholders' equity.  We believe Net Debt and Net Debt-to-Capital, along with total long-term debt and shareholders' equity are useful measures of our capital structure.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields
Net Yields represent Net Revenues per APCD.  We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.  We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

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Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises, CDF Croisières de France, and TUI Cruises through a 50% joint venture.  The company has a combined total of 40 ships in service and two under construction.  It also offers unique land-tour vacations in Alaska, Asia, Australia, Canada, Europe, Latin America and New Zealand.  Additional information can be found on www.royalcaribbean.com, www.celebrity.com, www.pullmantur.es, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com, www.tuicruises.com or www.rclinvestor.com

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Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding expected financial results for the fourth quarter and full year 2011 and the yields expected in 2011.  Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” and similar expressions are intended to identify these forward-looking statements.  Forward-looking statements reflect management’s current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic environment on the demand for cruises, the impact of the economic environment on our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, the uncertainties of conducting business internationally and expanding into new markets, changes in operating and financing costs, vacation industry competition and changes in industry capacity and overcapacity, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases, financial difficulties encountered by shipyards or their subcontractors and adverse publicity concerning the cruise vacation industry and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting our Investor Relations web site at www.rclinvestor.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures of Financial Performance
This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements which are prepared and presented in accordance with generally accepted accounting principles, or GAAP.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  These measures may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding GAAP measures.

A reconciliation to the most comparable GAAP measure of all non-GAAP financial measures included in this press release can be found in the tables included at the end of this press release.

Financial Tables Follow

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Passenger ticket revenues	$1,734,328	$1,520,562	$4,257,634	$3,762,536
Onboard and other revenues	587,666	540,097	1,504,228	1,385,470
Total revenues	2,321,994	2,060,659	5,761,862	5,148,006
Cruise operating expenses:
Commissions, transportation and other	405,674	350,166	984,397	889,956
Onboard and other	181,604	159,824	419,032	374,949
Payroll and related	210,535	197,070	613,816	565,112
Food	113,319	99,969	312,550	286,466
Fuel	202,478	164,786	556,667	483,843
Other operating	291,690	267,810	805,284	750,761
Total cruise operating expenses	1,405,300	1,239,625	3,691,746	3,351,087
Marketing, selling and administrative expenses	231,761	213,300	722,157	636,143
Depreciation and amortization expenses	177,191	162,232	522,493	479,838
Operating Income	507,742	445,502	825,466	680,938

Other income (expense):
Interest income	7,070	1,815	17,329	4,547
Interest expense, net of interest capitalized	(98,198)	(89,082)	(291,791)	(271,271)
Other (expense) income	(17,656)	(8,056)	19,855	69,539
	(108,784)	(95,323)	(254,607)	(197,185)
Net Income	$398,958	$350,179	$570,859	$483,753

Earnings Per Share:
Basic	$1.84	$1.63	$2.63	$2.25
Diluted	$1.82	$1.61	$2.60	$2.23

Weighted-Average Shares Outstanding:
Basic	217,105	215,150	216,883	214,839
Diluted	218,934	217,512	219,315	217,388

STATISTICS

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Passengers Carried	1,247,574	1,199,759	3,648,063	3,430,273

Passenger Cruise Days	9,255,801	8,656,023	26,039,146	24,058,087

APCD	8,575,926	8,069,663	24,714,236	22,967,291
Occupancy	107.9%	107.3%	105.4%	104.7%

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	September 30,	December 31,
	2011	2010
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$451,460	$419,929
Trade and other receivables, net	303,919	266,710
Inventories	152,273	126,797
Prepaid expenses and other assets	241,392	145,144
Derivative financial instruments	74,074	56,491
Total current assets	1,223,118	1,015,071

Property and equipment, net	16,988,832	16,771,677
Goodwill	760,769	759,328
Other assets	1,197,307	1,107,753
	$20,170,026	$19,653,829

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$639,497	$1,198,929
Accounts payable	323,082	249,047
Accrued interest	146,536	160,906
Accrued expenses and other liabilities	526,158	553,218
Customer deposits	1,479,968	1,283,073
Total current liabilities	3,115,241	3,445,173
Long-term debt	8,136,206	7,951,187
Other long-term liabilities	480,483	356,717

Commitments and contingencies

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized;
none outstanding)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized;
227,530,560 and 226,211,731 shares issued, September 30, 2011	2,275	2,262
and December 31, 2010, respectively)
Paid-in capital	3,066,162	3,027,130
Retained earnings	5,809,150	5,259,998
Accumulated other comprehensive (loss) income	(25,787)	25,066
Treasury stock (10,308,683 common shares at cost, September 30, 2011 and December 31, 2010)	(413,704)	(413,704)
Total shareholders' equity	8,438,096	7,900,752
	$20,170,026	$19,653,829

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Nine Months Ended
	September 30,
	2011	2010
Operating Activities
Net income	$570,859	$483,753
Adjustments:
Depreciation and amortization	522,493	479,838
(Gain) loss on fuel call options	(11,701)	4,167
Changes in operating assets and liabilities:
Decrease in trade and other receivables, net	55,062	91,196
Increase in inventories	(25,490)	(6,255)
Increase in prepaid expenses and other assets	(72,538)	(33,456)
Increase in accounts payable	74,498	16,894
(Decrease) increase in accrued interest	(14,370)	7,159
Increase in accrued expenses and other liabilities	34,380	59,855
Increase in customer deposits	97,089	157,952
Cash received on settlement of derivative financial instruments	-	172,993
Dividends received from unconsolidated affiliates	21,147	-
Other, net	21,289	1,811
Net cash provided by operating activities	1,272,718	1,435,907

Investing Activities
Purchases of property and equipment	(1,030,102)	(925,826)
Cash received (paid) on settlement of derivative financial instruments	20,172	(1,521)
Loans to unconsolidated affiliates	(110,660)	-
Proceeds from the sale of ships	345,000	-
Other, net	352	(12,057)
Net cash used in investing activities	(775,238)	(939,404)

Financing Activities
Debt proceeds	1,408,368	1,081,069
Debt issuance costs	(80,619)	(57,238)
Repayments of debt	(1,786,414)	(1,378,099)
Dividends paid	(21,707)	-
Proceeds from exercise of common stock options	18,947	11,802
Other, net	10,413	1,148
Net cash used in financing activities	(451,012)	(341,318)

Effect of exchange rate changes on cash	(14,937)	2,126

Net increase in cash and cash equivalents	31,531	157,311
Cash and cash equivalents at beginning of period	419,929	284,619
Cash and cash equivalents at end of period	$451,460	$441,930

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$269,625	$210,684

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ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended			Nine Months Ended
	September 30,			September 30,
	2011	2011 On a Constant Currency basis	2010	2011	2011 On a Constant Currency basis	2010

Passenger ticket revenues	$1,734,328	$1,680,010	$1,520,562	$4,257,634	$4,141,218	$3,762,536
Onboard and other revenues	587,666	579,196	540,097	1,504,228	1,486,269	1,385,470
Total revenues	2,321,994	2,259,206	2,060,659	5,761,862	5,627,487	5,148,006
Less:
Commissions, transportation and other	405,674	392,424	350,166	984,397	956,606	889,956
Onboard and other	181,604	176,292	159,824	419,032	408,703	374,949
Net revenues	$1,734,716	$1,690,490	$1,550,669	$4,358,433	$4,262,178	$3,883,101

APCD	8,575,926	8,575,926	8,069,663	24,714,236	24,714,236	22,967,291
Gross Yields	$270.76	$263.44	$255.36	$233.14	$227.70	$224.15
Net Yields	$202.28	$197.12	$192.16	$176.35	$172.46	$169.07

Gross Cruise Costs and Net Cruise Costs were calculated as follows (in thousands, except APCD and costs per APCD):
	Quarter Ended			Nine Months Ended
	September 30,			September 30,
	2011	2011 On a Constant Currency basis	2010	2011	2011 On a Constant Currency basis	2010

Total cruise operating expenses	$1,405,300	$1,377,294	$1,239,625	$3,691,746	$3,633,042	$3,351,087
Marketing, selling and administrative expenses	231,761	225,996	213,300	722,157	705,640	636,143
Gross Cruise Costs	1,637,061	1,603,290	1,452,925	4,413,903	4,338,682	3,987,230
Less:
Commissions, transportation and other	405,674	392,424	350,166	984,397	956,606	889,956
Onboard and other	181,604	176,292	159,824	419,032	408,703	374,949
Net Cruise Costs	$1,049,783	$1,034,574	$942,935	$3,010,474	$2,973,373	$2,722,325
Less:
Fuel	202,478	201,415	164,786	556,667	553,794	483,843
Net Cruise Costs Excluding Fuel	$847,305	$833,159	$778,149	$2,453,807	$2,419,579	$2,238,482

APCD	8,575,926	8,575,926	8,069,663	24,714,236	24,714,236	22,967,291
Gross Cruise Costs per APCD	$190.89	$186.95	$180.05	$178.60	$175.55	$173.60
Net Cruise Costs per APCD	$122.41	$120.64	$116.85	$121.81	$120.31	$118.53
Net Cruise Costs Excluding Fuel per APCD	$98.80	$97.15	$96.43	$99.29	$97.90	$97.46

Net Debt-to-Capital was calculated as follows (in thousands):
	As of
	September 30,	December 31,
	2011	2010
Long-term debt, net of current portion	$8,136,206	$7,951,187
Current portion of long-term debt	639,497	1,198,929
Total debt	8,775,703	9,150,116
Less: Cash and cash equivalents	451,460	419,929
Net Debt	$8,324,243	$8,730,187

Total shareholders' equity	$8,438,096	$7,900,752
Total debt	8,775,703	9,150,116
Total debt and shareholders' equity	17,213,799	17,050,868
Debt-to-Capital	51.0%	53.7%
Net Debt	8,324,243	8,730,187
Net Debt and shareholders' equity	$16,762,339	$16,630,939
Net Debt-to-Capital	49.7%	52.5%

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ROYAL CARIBBEAN CRUISES LTD.
EFFECT OF CORRECTION ON CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Quarter Ended			Quarter Ended
	September 30, 2010			September 30, 2009

	As Previously Reported	Adjustment	As Revised	As Previously Reported	Adjustment	As Revised

Interest expense, net of interest capitalized	$(82,494)	$(6,588)	$(89,082)	$(73,912)	$(684)	$(74,596)
Total other expense	(88,735)	(6,588)	(95,323)	(76,449)	(684)	(77,133)
Net Income	356,767	(6,588)	350,179	230,392	(684)	229,708
Earnings per Share:
Basic	$1.66	$(0.03)	$1.63	$1.08	$0.00	$1.07
Diluted	$1.64	$(0.03)	$1.61	$1.07	$0.00	$1.07

	Nine Months Ended			Nine Months Ended
	September 30, 2010			September 30, 2009

	As Previously Reported	Adjustment	As Revised	As Previously Reported	Adjustment	As Revised

Interest expense, net of interest capitalized	$(250,264)	$(21,007)	$(271,271)	$(221,701)	$(1,873)	$(223,574)
Total other expense	(176,178)	(21,007)	(197,185)	(247,088)	(1,873)	(248,961)
Net Income	504,760	(21,007)	483,753	159,068	(1,873)	157,195
Earnings per Share:
Basic	$2.35	$(0.10)	$2.25	$0.74	$(0.01)	$0.74
Diluted	$2.32	$(0.10)	$2.23	$0.74	$(0.01)	$0.73

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ROYAL CARIBBEAN CRUISES LTD.
EFFECT OF CORRECTION ON CONSOLIDATED BALANCE SHEETS
(in thousands)

	As of			As of
	December 31, 2010			December 31, 2009

	As Previously Reported	Adjustment	As Revised	As Previously Reported	Adjustment	As Revised

Property and equipment, net	$16,769,181	$2,496	$16,771,677	$15,268,053	$384	$15,268,437
Other assets	1,151,324	(43,571)	1,107,753	1,146,677	(9,453)	1,137,224
Total assets	19,694,904	(41,075)	19,653,829	18,233,494	(9,069)	18,224,425
Accrued expenses and other liabilities	552,543	675	553,218	521,190	867	522,057
Total current liabilities	3,444,498	675	3,445,173	2,749,030	867	2,749,897
Retained earnings	5,301,748	(41,750)	5,259,998	4,754,950	(9,936)	4,745,014
Total shareholders' equity	7,942,502	(41,750)	7,900,752	7,499,717	(9,936)	7,489,781
Total liabilities and shareholders' equity	19,694,904	(41,075)	19,653,829	18,233,494	(9,069)	18,224,425

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ROYAL CARIBBEAN CRUISES LTD.
EFFECT OF CORRECTION ON CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

The correction did not have an effect on the Company's operating cash flows.  The following table presents the effect on the individual line items within operating cash flows on the Company's Consolidated Statement of Cash Flows for September 30, 2010.

	Nine Months Ended September 30, 2010

	As Previously Reported	Adjustment	Reclassification1	As Revised

Net Income	$504,760	$(21,007)	$-	$483,753
Increase in accrued expenses and other liabilities	58,700	1,155	-	59,855
Other, net	(13,874)	19,852	(4,167)	1,811

1 For the nine months ended September 30, 2010, $4.2 million has been reclassified in the consolidated statement of cash flows from other, net to (gain) loss on fuel call options within net cash flows provided by operating activities in order to conform to the current year presentation.

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